                                                                     Exhibit 8.1



                                August 15, 1995



Board of Directors
Technitrol, Inc.
1210 Northbrook Drive,
Suite 385
Trevose, Pennsylvania  19053

          Re: AGREEMENT AND PLAN OF MERGER DATED AS OF MAY 23, 1995 (THE "AGREEMENT"), BY AND AMONG TECHNITROL, INC. ("TECHNITROL"), TECO SUB, INC. ("TECO SUB") AND PULSE ENGINEERING, INC. ("PULSE")
                                      ------------------------------------------

Gentlemen:

          You have requested our opinion as to certain federal income tax consequences of the merger, pursuant to the Agreement, of Pulse into Teco Sub in which each share of Pulse Common Stock will be converted into and become the right to receive shares of Technitrol Common Stock and/or cash (the "Merger"). All terms used herein unless otherwise defined are used as defined in the Agreement.

          In rendering our opinion with respect to the Merger, we reviewed and relied upon (a) the Agreement, (b) the Joint Proxy Statement and Prospectus of Technitrol and Pulse, dated August ___, 1995; (c) certain representations concerning the Merger made to us by Technitrol and Pulse in a letter August ___, 1995, (the "Representation Letter"); and (d) all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate.

Technitrol, Inc.
August 15, 1995
Page 2

          Our review of items (a) through (d) of the preceding paragraph has been without independent investigation. We have also relied upon the truth, authenticity, accuracy and completeness of all documents, certifications and instruments examined and the statements, covenants, representations and warranties contained therein, the genuineness of all documents submitted to us as originals, the conformity of the originals of all documents submitted to us as certified or photostatic copies and the due execution and delivery of all documents where execution and delivery are pre-requisites to the effectiveness thereof.

          Based on the foregoing and provided the Merger is carried out in accordance with the applicable laws of the Commonwealth of Pennsylvania, the Agreement and the Representation Letter, it is our opinion that:

          1.   The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          2. Technitrol, Teco Sub and Pulse will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          3. No gain or loss will be recognized by Pulse upon the transfer of its assets to Teco Sub in exchange for the distribution to holders of Pulse Common Stock of Technitrol Common Stock (including fractional share interests) and/or cash, and the assumption by Teco Sub of the liabilities of Pulse, as provided in Sections 361 and 357(a) of the Code.

          4. No gain or loss will be recognized by either Technitrol or Teco Sub upon the receipt by Teco Sub of the assets of Pulse in exchange for Technitrol Common Stock (including fractional share interests), cash, and the assumption of Pulse's liabilities by Teco Sub. See Rev. Rul. 57-278, 1957-1 Cum. Bull. 124.

          5. The basis of the Pulse assets in the hands of Teco Sub will be the same as the basis of such assets in the hands of Pulse immediately prior to the Merger, as provided in Section 362(b) of the Code.

          6. The holding period for the assets of Pulse to be received by Teco Sub will include the period during which the assets were held by Pulse as provided in Section 1223(2) of the Code.

Technitrol, Inc.
August 15, 1995
Page 3

          7. No gain or loss will be recognized by Pulse shareholders who receive solely Technitrol Common Stock in exchange for their Pulse Common Stock (except those shareholders who receive cash for fractional shares), as provided in Section 354(a)(1) of the Code.

          8. The basis of Technitrol Common Stock received by Pulse shareholders who received solely Technitrol Common Stock (including a fractional share interest) will be the same as the basis of the Pulse Common Stock surrendered in exchange therefor as provided in Section 358(a)(1) of the Code.

          9. The holding period of Technitrol Common Stock received by Pulse shareholders (including a fractional share interest) will include the holding period of the Pulse Common Stock surrendered in exchange therefor, provided that the Pulse Common Stock is held as a capital asset on the date of the exchange, as provided in Section 1223(1) of the Code.

          10. The payment of cash in lieu of fractional share interests will be treated as if the fractional share interests were distributed as a part of the Merger and then redeemed by Technitrol. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed and gain or loss will be recognized as provided in Section 302(a) of the Code.

          11. Holders of Pulse Common Stock who receive both Technitrol Common Stock and cash in exchange for their Pulse Common Stock and who realize a gain on the exchange will recognize such gain, to the extent of the cash received, pursuant to Section 356(a)(1) of the Code. Such recognized gain may be treated as a dividend pursuant to Section 356(a)(2) of the Code. The determination of whether a recognized gain is treated as a dividend will be determined under the principles of COMMISSIONER V. CLARK, 489 U.S. 726 (1989). No loss will be recognized by a holder of Pulse Common Stock pursuant to Section 356(a) of the Code. Holders of Pulse Common Stock who receive both Technitrol Common Stock and cash will adjust their bases in the Technitrol Common Stock to account for the cash received, any amount recognized as a gain or a dividend, and any loss realized, pursuant to Section 358.

          12. Holders of Pulse Common Stock who receive solely cash in exchange for their Pulse Common Stock will recognize gain or loss measured by the amount of cash received therefor and the basis of their Pulse Common Stock. If such transaction results in an exchange under Section 302(a) of the Code, such gain will be long or short term capital gain depending on whether their

Technitrol, Inc.
August 15, 1995
Page 4

holding period for their Pulse Common Stock was more than one year or one year or less, provided the Pulse Common Stock is held as a capital asset on the date of the exchange, as provided in Sections 302(a) and 1222 of the Code.

          13.  Pursuant to Section 381(a) of the Code and Treasury Regulations
Section 1.381(a)-1, Teco Sub will succeed to and take into account the items (i.e., tax attributes) of Pulse described in Section 381(c) of the Code. These items will be taken into account by Teco Sub subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

          14. As provided in Section 381(c)(2) of the Code and Treasury Regulations Section 1.381(c)(2)-1, Teco Sub will succeed and take into account the earnings and profits, or deficit in earnings and profits, of Constitution as of the date of the transfer. Any deficit in earnings and profits of Pulse or Teco Sub may be used only to offset earnings and profits accumulated after the date of the transfer. Any earnings and profits of Pulse or Teco Sub accumulated before the date of the transfer will be used to offset any deficit in earnings and profits incurred after the transfer.

          Our opinions are based upon the Code, as amended, the applicable Treasury Regulations promulgated thereunder, the present positions of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures and existing judicial decisions, all of which are subject to change either prospectively or retroactively in such a fashion as to have a Material Adverse Effect upon the conclusions reached in our opinions as aforesaid. In rendering our opinion based on the foregoing, you should be aware that our opinion is not binding upon the Internal Revenue Service or any court and there is no assurance that the Internal Revenue Service would not successfully assert a contrary opinion upon an audit of the relevant tax return of any party to the Merger or shareholder thereof, or otherwise.

          Our opinions are conditioned upon the performance by Technitrol, Teco Sub and Pulse of their undertakings in the

Technitrol, Inc.
Ausgust 15, 1995
Page 5

Representation Letter. These opinions are being rendered to you and may be relied upon only by you and Teco Sub shareholders.


                                Very truly yours,

                                STRADLEY, RONON, STEVENS & YOUNG



                                By:__________________________________
                                   William S. Pilling, III, a Partner